ASSET PURCHASE AGREEMENT

by and among

LOWER LAKES TOWING LTD.

GRAND RIVER NAVIGATION COMPANY, INC.

and

U.S. UNITED OCEAN SERVICES, LLC

Dated as of September 21, 2011

TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 21, 2011, by and among Lower Lakes Towing Ltd., a corporation incorporated under the Canada Business Corporations Act (“Towing”), Grand River Navigation Company, Inc. ("Grand River"), a Delaware corporation, and U.S. United Ocean Services, LLC, a Florida limited liability company (“Seller”).

RECITALS

WHEREAS, Seller is the owner of the Vessel (as hereinafter defined);

WHEREAS, Seller desires to sell to Purchaser (as hereinafter defined), and Purchaser desires to purchase from Seller, the Vessel, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.   Certain Defined Terms.  For purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For purposes of this definition, the term “control” means the power to direct or cause the direction of the management of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreed Amount” has the meaning set forth in Section 12.9(c).

“Ancillary Agreements” means the other agreements, documents and certificates to be executed and delivered in connection with the transactions contemplated hereby.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by Law to be closed.

“Claimed Amount” has the meaning set forth in Section 12.9(c).

“Claim Notice” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

“Damages” means any and all damages, losses, liabilities, costs and expenses (including expenses of investigation and reasonable fees and expenses of counsel and other professionals) paid or payable by an Indemnified Party.

“Delivery Protocol” has the meaning set forth in Section 3.3(i).

“Employee Plan” means all “employee benefit plans,” as defined in Section 3(3) of ERISA, with respect to which Seller or any ERISA Affiliate sponsors, maintains, makes or has obligation to make contributions thereto, or otherwise has any liability which in any case is either (a) a Multiemployer Plan or (b) subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Environment” means soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

“Environmental Condition” means any condition with respect to the Environment caused by a release of Hazardous Substances or violation of Environmental Laws, whether or not yet discovered, which could or does result in any Damages to Seller or Purchaser, including, without limitation, any condition resulting from the operation of the Vessel.

“Environmental Laws” shall mean all Laws relating to the pollution of or protection of the Environment, from contamination by, or relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, including, without limitation, the Oil and Pollution Act of 1990, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) of 1980 and the Clean Air Act of 1990.

“Fuel Value” means the value of the remaining bunkers and unused lubricating oils in storage tanks and sealed drums remaining on Vessel on the date immediately prior to the Closing Date, which shall be determined at Seller’s actual cost for such remaining bunkers and unused lubricating oils (excluding barging expenses).

A “Further Remediation Notice” means one or more written notices from Seller to Purchaser stating that Seller intends to undertake additional Remedial Action in connection with pursuing approval of the transfer application referred to in Section 3.3(j), which notice(s) shall include in reasonable detail the work to be undertaken and the estimated cost, and time to completion, thereof.

“General Enforceability Exceptions” means (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Governmental Authority” means any foreign, federal, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission, self-regulatory organization, or any court, tribunal or judicial or arbitral body.

“Grand River” has the meaning set forth in the Preamble.

“Great Lakes” means the Great Lakes of North America, their connecting and tributary waterways, and the St. Lawrence River, Gulf of St. Lawrence and Cabot Strait, and the port of Halifax, Nova Scotia, and the Atlantic Ocean north of the latitude of  Cape Sable, Nova Scotia.

“Hazardous Substance” shall mean any substance whether solid, liquid or gaseous in nature:

(i) the presence of which requires or may hereafter require notification, investigation, or remediation under any Environmental Law;

(ii) which is or becomes defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Laws;

(iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority;

(iv) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds and is or becomes regulated by any Governmental Authority;

(v) which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(vi) which contains or emits radioactive particles, waves or materials, including radon gas.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means a party that is required to indemnify any Indemnified Party pursuant to Article X.

“IRS” means the Internal Revenue Service of the United States.

“Law” means (i) any applicable law (statutory, common or otherwise), rule or regulation of any Governmental Authority other than the American Bureau of Shipping and the United States Coast Guard, and (ii) any award in any arbitration proceeding.

“Leased Equipment” means all radio and communication and other equipment leased by Seller in connection with the Vessel, including but not limited to the equipment listed on Schedule A.

 “Liabilities” means any and all liabilities, debts, obligations and commitments of any nature whatsoever, whether known or unknown, accrued or fixed, absolute or contingent, or matured or unmatured, including those arising under any Law, License, Order, Action or contract.

“License” means any license, permit, consent, approval, certification or other authorization of any Governmental Authority.

“Lien” means, with respect to any asset or property, any lien, mortgage, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset or property.

“Order” means any order, injunction, judgment, award, decree or ruling of any Governmental Authority other than the American Bureau of Shipping and the United States Coast Guard.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Person in question.

“Outside Date” means December 15, 2011.

“Permit” means any license, permit, registration, franchise, variance, exemption, Order approval, authorization, consent, certificate, certificate of authority, qualification, order or similar document or authority required, issued or granted by any Governmental Authority other than the American Bureau of Shipping and the United States Coast Guard.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or Governmental Authority.

A “Prohibited Transfer Condition” shall be deemed to exist (i) under the circumstances described in Section 6.7(a) or (ii) upon a declaration of such by Seller as provided in Section 6.7(b).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” means Towing unless a Prohibited Transfer Condition exists, in which case "Purchaser" means Grand River.

“Purchaser Indemnified Parties” means (i) Purchaser, (ii) its Affiliates, (iii) their respective directors, officers, employees and agents, and (iv) their respective heirs, executors, successors and permitted assigns.

“Remedial Action” means any action required by any Governmental Authority or Environmental Law to clean up, remove, treat or in any other way address any Hazardous Materials.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Purchaser prior to the execution and delivery of this Agreement.

“Seller Indemnified Parties” means (i) Seller, (ii) its officers and directors, (iii) its Affiliates and (iv) their respective heirs, executors, successors and permitted assigns.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means (i) all foreign, federal, state, provincial and local taxes, duties or assessments of any nature whatsoever, including all income, profits, franchise, gross receipts, net receipts, capital stock, recording, stamp, document, transfer, severance, payroll, employment, unemployment, social security, disability, sales, use, property, withholding, excise, value-added, ad valorem, occupancy, insurance premium, surplus lines insurance, and other taxes, together with all interest, penalties, service fees and additions imposed by any Governmental Authority with respect to such amounts; and (ii) any liability for the payment of any Tax (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, (B) as a result of any obligation under any Tax sharing, indemnity or similar agreement or arrangement or (C) as a result of transferee or successor liability, whether imposed by Law, contractual arrangement or otherwise.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Authority relating to Taxes.

“Third Party Claim” means a pending or threatened claim asserted by a third party or the commencement of any Action by a third party in respect of which indemnification shall be sought hereunder.

“Towing” has the meaning set forth in the Preamble.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, recording, stamp, gains and similar Taxes, together with all interest, penalties, service fees and additions imposed by any Governmental Authority with respect to such amounts and any interest in respect of such penalties and additions.

“Vessel” means the “Tina Litrico” (O.N. 547000) together with all machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment (other than personal computers and company-specific data, Leased Equipment and personal gear, which Seller shall remove from the Vessel prior to Closing Date), inventory, stores, spare parts and all other appurtenances used in or relating to the Vessel, whether or not on board, and fuel, lubricant and bunkers on board the Vessel.

ARTICLE II

PURCHASE AND SALE

Section 2.1.  Purchase of Vessel.  Subject to Section 2.2, upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to the Vessel.  None of Seller’s assets other than the Vessel shall be sold to Purchaser pursuant to this Agreement.

Section 2.2.  No Assumed Liabilities.  Seller shall retain and shall be responsible for paying, performing and discharging when due, and Purchaser and its Affiliates shall not assume or have any responsibility for, any and all Liabilities of Seller and its Affiliates, whether arising prior to, on or after the Closing Date.  Notwithstanding anything herein to the contrary, Liabilities of Seller shall exclude any Liabilities given rise to by the acts or omissions of the Purchaser Indemnified Parties, whether arising prior to, on or after the Closing Date.

ARTICLE III

PURCHASE PRICE; CLOSING

Section 3.1.  Purchase Price.  The purchase price for the Vessel shall be US$5,250,000 plus the Fuel Value (such sum, the “Purchase Price”); provided, however, that, if a Prohibited Transfer Condition exists, the "Purchase Price" shall be US$2,750,000.

       Section 3.2.  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Katten Muchin Rosenman LLP at 575 Madison Avenue, New York, New York 10022, on the third Business Day after all of the conditions to Closing set forth in Article VIII and Article IX have been satisfied or waived by the party entitled to waive the same or at such other time as may be mutually agreed upon in writing by Purchaser and Seller, but in any event no later than the Outside Date, and shall be referred to herein as the “Closing Date.”  All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 3.3.  Closing Deliveries of Seller.  At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser all of the following:

(a)           the Vessel, which shall be docked as mutually agreed in Veracruz, Mexico;

(b)           a bill of sale transferring the Vessel to Purchaser, duly executed by Seller and recordable by the National Vessel Documentation Center, in the form of Coast Guard Form CG-1340 and otherwise mutually acceptable to Seller and Purchaser;

(c)           the Consents listed on Section 4.3(b) of the Seller Disclosure Letter;

(d)           evidence of release of the Vessel from the fleet mortgage of Seller in a form recordable with the National Vessel Documentation Center, and otherwise acceptable to Purchaser;

(e)           a Certificate of Ownership of Vessel for the Vessel issued by the National Vessel Documentation Center on Coast Guard Form CG-1330;

(f)           releases, including termination statements under the Uniform Commercial Code of any financing statements filed against the Vessel evidencing discharge, removal and termination of all Liens to which the Vessel is subject;

(g)           an Abstract of Title for the Vessel issued by the National Vessel Documentation Center on Coast guard Form CG-1332;

(h)           all classification and operating certificates (for hull, engines, anchors, chains, etc.), as well as plans and specifications which are on board or in Seller’s possession for the Vessel;

(i)           two (2) originals of a Protocol of Delivery and Acceptance (the “Delivery Protocol”) confirming the date, time and place of delivery of the Vessel from Seller to Purchaser, duly executed by Seller, in a form reasonably acceptable to Seller and Purchaser;

(j)           unless a Prohibited Transfer Condition shall exist, a Transfer Order issued by the United States Maritime Administration approving the sale alien and transfer to Canadian registry and flag of the Vessel;

(k)           unless a Prohibited Transfer Condition shall exist, a letter from the United States Coast Guard confirming that the Vessel has been removed from United States registry;

(l)           a certificate of an executive officer of Seller, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2;

(m)           a certificate of the Secretary of Seller, dated the Closing Date, setting forth the resolutions of the board of managers of Seller approving this Agreement, the Ancillary Agreements and all other documents contemplated hereby and thereby, and authorizing the transactions contemplated hereby and thereby; and

(n)           sufficient copies of a letter on Seller’s letterhead and signed by an officer of Seller addressed to warehousemen and bailees of Seller holding, storing or warehousing any machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory, stores, spare parts and all other appurtenances used in or relating to the Vessel but which are not on board the Vessel, to the effect that Purchaser has purchased, or otherwise has legal power and authority over, such assets and the warehouseman or bailee may do with the assets as Purchaser may thereafter direct, such letter to otherwise be in form and substance mutually agreeable Purchaser and Seller.

Section 3.4.  Closing Deliveries of Purchaser.  At the Closing, Purchaser shall deliver (or cause to be delivered) to Seller all of the following:

(a)           the Purchase Price by wire transfer of immediately available funds to an account designated by Seller;

(b)           two (2) originals of the Delivery Protocol duly executed by Purchaser;

(c)           a certificate of an executive officer of Purchaser, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2; and

(d)           a certificate of the Secretary of Purchaser, dated the Closing Date, setting forth the resolutions of the Board of Directors of Purchaser approving this Agreement, the Ancillary Agreements and all other documents contemplated hereby and thereby, and authorizing the transactions contemplated hereby and thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser as follows:

Section 4.1.  Legal Existence and Organization; Citizenship and Coastwise Endorsements.  Seller is duly organized, validly existing and in good standing under the laws of Florida.  Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified.  Seller is a “citizen of the United States” within the meaning of 46 U.S.C. 50501 for the purpose of owning and operating the Vessel in the coastwise trade of the United States.

Section 4.2.  Legal Power; Authorization; Enforceable Obligations.  Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and all agreements and documents contemplated hereby and thereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller.  This Agreement and the Ancillary Agreements are enforceable against Seller in accordance with their terms, except as limited by the General Enforceability Exceptions.

Section 4.3.  No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement and the Ancillary Agreements by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, nor compliance by Seller with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provisions of the certificate of formation, limited liability company agreement or other governing documents of Seller, (ii) constitute or result in the breach or violation of any term, condition or provision of, or constitute a default under (without regard to requirements of notice, passage of time or elections of any Person), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon the Vessel, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which Seller or the Vessel may be subject, (iii) violate any Order, Permit or Law applicable to Seller or the Vessel or give any third party or Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit held by Seller, or (iv) give any Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedies or obtain any relief under any Laws or Orders to which Seller or the Vessel may be subject.

(b)           Other than as set forth on Section 4.3(b) of the Seller Disclosure Letter, no Consent is necessary for the consummation by Seller of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.4.  No Third Party Options; No Contractual Obligations.

(b)           There are no existing (written or oral) agreements, options, commitments or rights with, of or to any person to acquire the Vessel or any interest in or rights to the Vessel.

(c)           Neither Seller nor any of its Affiliates are party to any charter agreement, contract of affreightment or other agreement (written or oral) which either (i) provides for the use of the Vessel by or for the benefit of, or the transport of goods of, any Person or (ii) restricts or limits the use or operation of the Vessel in any manner or in any geographic region.

Section 4.5.  Title to Vessel.  Seller has title to the Vessel and at the Closing Purchaser will acquire good, valid and marketable title to the Vessel free and clean of any Liens.  The Vessel is equipped with machinery, engines, instruments, bunker fuel, stores, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory, spare parts and all other appurtenances necessary for the operation of such Vessel in the Ordinary Course of Business.

Section 4.6.  Permits.  All Permits necessary to operate the Vessel are in full force and effect, are not in default, and are valid and unextended under all applicable Laws according to their terms.  Seller is in compliance in all material respects with all such Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.  There is no Action or investigation pending of which Seller has received written notice or has been threatened to terminate, suspend, refuse to renew, or modify any Permit.

Section 4.7.  Labor Matters.  Seller and its Affiliates are not a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union or organization which affects employment or work for hire, work rules or practices on, or Seller’s ability to sell, lease or transfer the Vessel.  Neither Seller nor any of its Affiliates have received written notice of any grievance arising out of any collective bargaining agreement or other grievance procedure against it which could affect employment or work for hire on, or Seller’s ability to sell, lease or transfer the Vessel.  Seller has paid in full to all employees of Seller providing services to the Vessel all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

Section 4.8.  Compliance with Laws.

(a)           Seller is, and has been, in material compliance with all Laws and Orders applicable to Seller's ownership and operation of the Vessel.

(b)           Seller has received no written notification or other notification or communication from any Governmental Authority or other Person asserting that Seller is not in compliance with any Law or Order applicable to Seller's ownership or operation of the Vessel and no facts relating to Seller and/or the Vessel exist which could reasonably give rise to any claim that any such violation exists.

(c)           (i) There is no pending or threatened investigation, audit, review or other examination of Seller with respect to Seller's ownership or operation of the Vessel by any Governmental Authority and (ii) Seller is not subject to, nor has Seller received any notice that it may become subject to, any Order, agreement, memorandum of understanding or other regulatory enforcement action or Action with respect to Seller's ownership or operation of the Vessel.

Section 4.9.  Condition of Vessel.

(a)           Except as provided in Section 4.11(b), Seller makes no representations or warranties, whether express or implied, regarding the physical condition or repair of the Vessel, and Purchaser hereby acknowledges and agrees that the Vessel is being purchased in “as is, where is” condition.

(b)           Seller represents and warrants that the Vessel is in substantially the same condition as when inspected by Purchaser, ordinary wear and tear excepted.

Section 4.10.  Litigation.  There is no Action pending or, to Seller's knowledge, threatened in writing against Seller or any of its Affiliates affecting the Vessel or that seeks to delay or prevent the consummation of this Agreement or any other Ancillary Agreements or any action taken or to be taken hereby or thereby.

Section 4.11.  Environmental.

(a)           Seller, with respect to its ownership and operation of the Vessel, is, and at all times has been, in compliance in all material respects with its obligations under applicable Environmental Laws;

(b)           Seller has not caused or permitted a release of a Hazardous Substance to the Environment in connection with its ownership or operation of the Vessel;

(c)           There are no Environmental Conditions as a result of Seller's ownership or operation of the Vessel in amounts exceeding the levels permitted by applicable Environmental Law or under circumstances that would reasonably be expected to result in liability under or relating to Environmental Law.

(d)           Seller has not disposed of, arranged for the disposal of, released, threatened to release, or transported any Hazardous Substances on the Vessel in violation of any applicable Environmental Law or in a manner that would reasonably be expected to result in liability under or relating to Environmental Law.

Section 4.12.  No Broker.  No broker, finder, investment banker or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller as follows:

Section 5.1.  Legal Existence and Organization.  Purchaser is duly organized, validly existing and in good standing under the laws of Canada (Towing) or Delaware (Grand River).  Purchaser is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its requires it to be so qualified.

Section 5.2.  Legal Power; Authorization; Enforceable Obligation.  Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and all agreements and documents contemplated hereby and thereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement and the Ancillary Documents have been duly and validly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser.  This Agreement and the Ancillary Agreements are enforceable against Purchaser in accordance with their terms, except as limited by the General Enforceability Exceptions.

Section 5.3.  No Conflicts; Consents.

(a)           Neither the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby and thereby, nor compliance by Purchaser with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provisions of the articles of incorporation, by-laws or other governing documents of Purchaser, (ii) constitute or result in the breach or violation of any term, condition or provision of, or constitute a default under (without regard to requirements of notice, passage of time or elections of any Person), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property of Purchaser, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which Purchaser may be subject, or (iii) violate any Order, Permit or Law applicable to Purchaser or give any third party or Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit held by Purchaser, or (iv) give any Person the right to challenge any of the transactions contemplated by this Agreement and the Ancillary Agreements or to exercise any remedies or obtain any relief under any Laws or Orders to which Purchaser may be subject.

(b)           No Consent is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.4.  No Broker.  No broker, finder, investment banker or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE VI

ACTION PRIOR TO THE CLOSING DATE

From and after the execution of this Agreement until the Closing Date (or earlier termination of this Agreement in accordance with Article XI):

Section 6.1.  Risk of Loss Prior to the Closing Date.  The Vessel shall be at Seller’s risk and expense until it is delivered to Purchaser in accordance with the terms of this Agreement.

Section 6.2.  Operation of the Vessel.  Seller shall continue to operate the Vessel in the Ordinary Course of Business and use its commercially reasonable efforts to maintain the Vessel in substantially the same manner as heretofore.

Section 6.3. No Breach of Representations and Warranties; Notification of Certain Matters.   Each of Seller and Purchaser will refrain from taking any action, and each of them will endeavor in good faith not to permit any event to occur, which (a) would cause the conditions set forth in Article VIII and Article IX, respectively, not to be satisfied, or (b) would otherwise prohibit such party from consummating the transactions contemplated hereby or by any Ancillary Agreement.  Seller or Purchaser, as the case may be, will, in the event of, or promptly after becoming aware of the occurrence of, any matter that would prevent it from consummating the transactions contemplated hereby or by any Ancillary Agreement, give detailed notice thereof to Seller or Purchaser, as the case may be.  Seller or Purchaser, as the case may be, will, after becoming aware of the occurrence of any matter that constitutes a material breach of any of such Person’s representations and warranties contained in Article IV or Article V, as applicable, give detailed  notice thereof to Seller or Purchaser, as the case may be, and each of Seller and Purchaser, as the case may be, shall use its commercially reasonable efforts to cure such breach if such breach is curable.  None of the disclosures pursuant to this Section 6.3 will be deemed to qualify, modify, or amend or supplement the representations, warranties or covenants of any party.

Section 6.4.  Notice of Litigation.  Promptly after becoming aware of the occurrence of, or the threatened occurrence of, any Action against or affecting the Vessel, Seller shall give detailed notice thereof to Purchaser.

Section 6.5.  Fulfillment of Conditions to Purchaser’s Obligations.  Seller shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and by the Ancillary Agreements and to fulfill the conditions to Purchaser’s obligation contained in Article VIII.

Section 6.6.  Fulfillment of Conditions to Seller’s Obligations.  Purchaser shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and by the Ancillary Agreements and to fulfill the conditions to Seller’s obligations contained in Article IX.

Section 6.7.  Remediation.

(a)           Seller shall, at its expense, promptly take such Remedial Action as it shall determine necessary for Seller to apply for the transfer order referred to in Section 3.3(j) hereof.  If such application is not unconditionally approved for any reason, a Prohibited Transfer Condition shall be deemed to exist as of the thirtieth (30th) day after the date of such non-approval unless, on or prior to such thirtieth day, Seller has delivered a Further Remediation Notice to Purchaser.  Seller shall provide Purchaser with copies of any correspondence with any Governmental Authority relating to the application referred to in Sectioin 3.3(j).

(b)           If Seller delivers a Further Remediation Notice to Purchaser, Seller shall undertake, at Seller's expense, to promptly complete the Remedial Action described in such Further Remediation Notice; provided, however, that, at any time following Seller's delivery of a Further Remediation Notice, Seller shall have the right, exercisable by written notice to Purchaser, to declare that a Prohibited Transfer Condition exists, and thereupon cease further Remedial Action.  Seller shall keep Purchaser apprised of the status of the Remedial Action being undertaken by Seller pursuant to a Further Remediation Notice.

(c)           If following a sale of the Vessel to Grand River, Grand River sells the Vessel in the United States for scrap value, Seller shall pay to Grand River the amount of any Remedial Action required in connection with such scrapping.  Notwithstanding the preceding sentence, Seller shall not have any obligation or liability to pay the foregoing amount to Purchaser if Purchaser has not (i) within the thirty (30) day period immediately following the closing of such sale to Grand River, notified Seller in writing of Grand River's intention to sell the Vessel for scrap value and (ii) actually completed such sale for scrap value within six (6) months of the date of such written notice

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1.  Transfer Taxes.  All Transfer Taxes which may be payable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall be borne by Purchaser.  The party responsible under applicable Law for filing any Tax Return or other documentation relating to Transfer Taxes shall file such Tax Return or other documentation at its own expense, and the non-filing party shall use commercially reasonable efforts to cooperate with the filing party and join in the execution of any such Tax Returns and other documentation, if required.

Section 7.2.  Further Assurances. At any time and from time to time following the Closing, as and when requested by Purchaser and without further consideration, Seller shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and shall take, or cause to be taken, such further or other actions as Purchaser may reasonably request or as otherwise may be necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.3.  Restrictions on Operation and Resale.  From and after the Closing Date and until such time as the Seller or its Affiliate shall have received evidence reasonably satisfactory to it that the Vessel has been scrapped, Purchaser shall, and shall cause its Affiliates to, operate the Vessel for trade solely on the Great Lakes.   Purchaser further agrees that it shall include as a condition in any documentation providing for the sale or other transfer of the Vessel to any Person that (i) such Person’s operation of such Vessel for trade shall be subject to the restriction set forth in the preceding sentence and (ii) such perpetual restriction shall also be included as a condition to any future sale or transfer of such Vessel to any other Person.  Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s or any other Person’s ability to (x) sail the Vessel in any location outside of the Great Lakes, provided that such Vessel is not being utilized for trade, or (y) scrap the Vessel in any place outside the Great Lakes or sell such scrap at any place outside of the Great Lakes.

Section 7.4.  Use of Vessel’s Name.  At any time and from time to time following the Closing, Purchaser may, at its sole discretion, change the name of the Vessel.  Notwithstanding the foregoing, following the Closing, Purchaser shall have the sole right to continue to use the name “Tina Litrico” with respect to its operation of the Vessel.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any and all of which may be waived in whole or in part by Purchaser, in its sole discretion:

Section 8.1.  Representations and Warranties.  The representations and warranties of Seller contained in this Agreement and each Ancillary Agreement shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date.

Section 8.2.  Performance.  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and each Ancillary Agreement to be performed or complied with by Seller prior to or at the Closing Time.

Section 8.3.  Injunctions.  There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby or by any Ancillary Agreement.

Section 8.4.  Consents.  The parties hereto shall have received all of the Consents set forth on Section 4.3(b) of the Seller Disclosure Letter.

Section 8.5.  Positioning of the Vessel.  The Vessel shall be docked as mutually agreed in Veracruz, Mexico.

Section 8.6.  Closing Deliverables.  Seller shall have delivered to Purchaser each of the closing deliverables set forth in Section 3.3 of this Agreement.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any and all of which may be waived in whole or in part by Seller, in its sole discretion:

Section 9.1.  Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement and each Ancillary Agreement shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date.

Section 9.2.  Performance.  Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and each Ancillary Agreement to be performed or complied with by Purchaser prior to or at the Closing Time.

Section 9.3.  Injunctions.  There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby or by any Ancillary Agreement.

Section 9.4.  Consents.  The parties hereto shall have received all of the Consents set forth on Section 4.3(b) of the Seller Disclosure Letter.

Section 9.5.  Closing Deliverables.  Purchaser shall have delivered to Seller each of the closing deliverables set forth in Section 3.4 of this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1.  Survival.

(a)           The representations and warranties of the parties contained in this Agreement shall survive the Closing Date for a period of two (2) years, except that the representations and warranties of Seller contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7 and 4.11 shall survive the Closing Date until ninety (90) days after the expiration of the statute of limitations applicable to the matters covered thereby.  The covenants and agreements of the parties contained in this Agreement shall survive the Closing Date until the date explicitly specified therein or, if not so specified, indefinitely or until the latest date permitted by Law.

(b)           Notwithstanding the preceding paragraph (a), any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Article X shall survive the time at which it otherwise would terminate pursuant to the preceding paragraph if a good faith notice of the breach giving rise to such right of indemnification shall have been given to the party against whom indemnification may be sought prior to such time.

Section 10.2.  Indemnification by Seller.  Subject to the limitations set forth in this Article X, Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred or suffered by the Purchaser Indemnified Parties (whether or not involving a Third Party Claim) resulting from, in connection with or arising out of:  (a) any breach of, or inaccuracy in, any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement; (b) any breach of, or failure to perform, any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement; (c) any and all Liabilities of Seller, including Liabilities arising out of the ownership or operation of the Vessel prior to the Closing, other than Liabilities given rise to by the acts or omissions of Purchaser Indemnified Parties; or (d) any and all Actions against any Purchaser Indemnified Parties that relate to the Vessel if the principal event giving rise thereto occurred prior to the Closing, other than Actions given rise to by the acts or omissions of the Purchaser Indemnified Parties.

Section 10.3.  Indemnification by Purchaser.  Subject to the limitations set forth in this Article X, Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages incurred or suffered by the Seller Indemnified Parties (whether or not involving a Third Party Claim) resulting from, in connection with or arising out of:  (a) any breach of, or inaccuracy in, any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement; (b) any breach of, or failure to perform, any covenant or agreement of Purchaser, including Liabilities contained in this Agreement or any Ancillary Agreement; (c) any and all Liabilities of Purchaser, including Liabilities arising out of the ownership and operation of the Vessel after the Closing, other than Liabilities given rise to by the acts or omissions of the Seller Indemnified Parties; or (d) any and all Actions against any Seller Indemnified Parties that relate to the Vessel if the principal event giving rise thereto occurred after the Closing, other than Actions given rise to by the acts or omissions of the Seller Indemnified Parties.

Section 10.4.  Limitations on Indemnification.  The maximum aggregate liability of Seller under Section 10.2 shall not exceed the Purchase Price.

Section 10.5.  Procedure for Third Party Claims.

(a)           Notice.  Promptly after an Indemnified Party has received notice or has knowledge of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party written notice (a “Claim Notice”) describing in reasonable detail the nature and basis of the Third Party Claim and, if ascertainable, the amount in dispute under the Third Party Claim; provided, however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations to provide indemnification hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been adversely prejudiced by such failure.

(b)           Defense.  Subject to the limitations set forth in this Section 10.5(b), in the event of a Third Party Claim, the Indemnifying Party shall have the right (exercisable by written notice to the Indemnified Party within ten (10) days after the Indemnified Party has given a Claim Notice of the Third Party Claim) to elect to conduct and control, through counsel of its choosing that is reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s sole cost and expense, the defense, compromise or settlement of the Third Party Claim if the Indemnifying Party (i) has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party shall provide indemnification to the Indemnified Party in respect thereof, and (ii) if requested by the Indemnified Party, has provided evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s financial ability to pay any Damages resulting from the Third Party Claim; provided, however, that the Indemnified Party may participate therein through separate counsel chosen by it and at its sole cost and expense.  Notwithstanding the foregoing, if (A) the Indemnifying Party shall not have given notice of its election to conduct and control the defense of the Third Party Claim within such 15 day period, (B) the Indemnifying Party shall fail to conduct such defense diligently and in good faith, (C) the Indemnified Party shall reasonably determine that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, or (D) the Third Party Claim is for injunctive, equitable or other non-monetary relief against the Indemnified Party, then in each such case the Indemnified Party shall have the right to control the defense, compromise or settlement of the Third Party Claim with counsel of its choice at the Indemnifying Party’s sole cost and expense.  In connection with any Third Party Claim, from and after delivery of a Claim Notice, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and representatives to, cooperate fully in connection with the defense or prosecution of such Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith.  In addition, the party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(c)           Settlement Limitations.  Except as set forth below, no Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, (A) the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim, provided that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article X with respect to such Third Party Claim unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent shall have been unreasonably withheld, conditioned or delayed; and (B) the Indemnifying Party shall have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (x) involves only the payment of money damages (all of which will be paid in full by the Indemnifying Party concurrently with the effectiveness thereof), (y) will not encumber any of the assets of the Indemnified Party and will not contain any restriction or condition that would apply to or adversely affect the Indemnified Party or the conduct of its business, and (z) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the Indemnified Party from all liability in respect of such Third Party Claim and includes no admission of wrongdoing.

(d)           Reimbursement.  Damages shall be reimbursed by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices with respect to such Damages are received by the Indemnifying Party.

Section 10.6.  Exclusive Remedy.  From and after the Closing, except for remedies for injunctive or equitable relief, claims for fraud or intentional misrepresentation or as otherwise expressly provided in this Agreement or the Ancillary Agreements, the indemnification rights set forth in this Article X shall be the sole and exclusive remedy for any claim arising out of this Agreement or the Ancillary Agreements.

Section 10.7.  Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes.  In the event that any Governmental Authority successfully asserts that such indemnification payments are taxable, then such indemnification payments shall be made on an after-Tax basis.

Section 10.8.  Effect of Investigation.  The right of any Indemnified Party to indemnification, payment of Damages and other remedies provided for herein based on a breach of any representation, warranty, covenant or agreement of any party contained in or made pursuant to this Agreement or Ancillary Agreement shall not be deemed waived or otherwise affected by any information furnished to, any investigation conducted by, or any knowledge of, any Indemnified Party, except as expressly set forth in any section of the Seller Disclosure Letter.

Section 10.9.  No Punitive Damages.  Notwithstanding anything herein to the contrary, no party shall be entitled to payment for an indemnification claim under this Article X to recover punitive damages of any nature.

ARTICLE XI

TERMINATION

Section 11.1.  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual consent of Purchaser and Seller;

(b)           by Purchaser, if there has been a material violation or breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, provided, that notice of such material violation or breach shall have been given to Seller and such material violation or breach shall not have been cured within five Business Days of receipt of such notice (provided, further, that, Purchaser must not be in violation or breach of any representation, warranty, covenant or agreement contained in this Agreement);

(c)           by Seller, if there has been a material violation or breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement, provided, that notice of such material violation or breach shall have been given to Purchaser and such material violation or breach shall not have been cured within five Business Days of receipt of such notice (provided, further, that, Seller must not be in violation or breach of any representation, warranty, covenant or agreement contained in this Agreement); or

(d)           by either Purchaser, on one hand, or Seller, on the other hand, if the Closing shall not have occurred by the Outside Date (unless the Closing shall not have occurred on or before such date due to a breach of a representation or warranty or of a covenant by such party and/or the action or failure to act of the party seeking to terminate this Agreement).

Section 11.2.  Effects of Termination.  Except as otherwise provided in this Section 11.2, in the event of a termination of this Agreement pursuant to this Article XI (i) all further obligations of the parties under this Agreement shall terminate, (ii) no party shall have any right under this Agreement against any other party except as set forth in Section 12.13, and (iii) each party shall bear its own costs and expenses; provided, however, that the termination of this Agreement under this Article XI shall not relieve any party of liability for any breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1.  Notices.  All notices, requests, claims, demands or other communications required or permitted hereunder shall be in writing signed by or on behalf of the party making the same, and shall be deemed given or delivered (w) when delivered personally, (x) if sent from within the United States by registered or certified mail, postage prepaid, return receipt requested, on the third (3rd) Business Day after mailing, (y) if sent by messenger or reputable overnight courier service, when received or (z) if sent by facsimile, when transmitted and confirmed during normal business hours (or, if delivered after the close of normal business hours, at the beginning of business hours on the next business day); and shall be addressed to each party at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.1):

(a)           If to Towing or Grand River, to:

c/o Rand Logistics, Inc.
500 Fifth Avenue, 50th Floor
New York, NY 10110
Tel: (212) 644-3450
Fax: (212) 644-6262
Attention: President

With a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Tel: (212) 940-8800
Fax: (212) 940-8776
Attention: Todd J. Emmerman, Esq.

(b)           If to Seller, to:

U.S. United Ocean Services, LLC
601 S. Harbour Island Boulevard, Suite 230
Tampa, FL 33602
Tel: (813) 209-4200
Fax: (813) 272-2287
Attention: Chief Financial Officer

With a copy (which shall not constitute notice) to:

Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P.
201 St. Charles Avenue, 48th Floor
New Orleans, LA 70170-5100
Tel: (504) 582-8218
Fax: (504) 589-8218
Attention: J. Kelly Duncan

Section 12.2.  Execution in Counterparts.  This Agreement may be executed in any number of original, facsimile or “pdf” counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.3.  Expenses.  Except as otherwise provided in this Agreement and hereunder, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 12.4.  Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by an authorized representative of each party, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.5.  Severability.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.6.  Assignment; Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned, delegated or otherwise transferred by such party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment, delegation or other transfer without such consent shall be null and void; provided, however, that at and after the Closing, Purchaser may collaterally assign its rights and interests hereunder, without the consent of Seller, to any lender.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 12.7.  No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third party, other than the parties hereto and their respective successors and assigns permitted by Section 12.6, any right, remedy or claim under or by reason of this Agreement.

Section 12.8.  Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any party on or after the Closing Date without the prior consent (which consent shall not be unreasonably withheld) of the other party, except in the event as such release or announcements may be required by law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 12.9.  Governing Law; Arbitration; Direct Claims.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule.

(b)           Any dispute, controversy or claim directly or indirectly relating to or arising out of this agreement shall be submitted to binding arbitration in New York, NY with The Society of Maritime Arbitrators, Inc. in accordance with the rules and procedures thereof.  Notwithstanding the foregoing, the parties to this agreement hereby acknowledge and agree that each shall be entitled to utilize the courts within the State of New York for the purposes of obtaining injunctive relief or other equitable remedies in order to avoid irreparable harm to such party that might otherwise result from delays caused by the arbitration process.  The award in the arbitration shall be final and binding and judgment thereon may be entered in any court having jurisdiction.  The costs and expenses (including reasonable attorney’s fees) of the prevailing party shall be borne and paid by the party that the arbitrator, or arbitrators, determine is the non-prevailing party.  Seller and Purchaser each hereby agree and consent to personal jurisdiction and venue in any federal or state court within the State of New York in connection with any action brought to enforce an award in arbitration.

(c)           In the event an Indemnified Party shall have a claim for indemnification hereunder that does not involve a Third Party Claim, the Indemnified Party shall, as promptly as practicable, deliver to the Indemnifying Party a written notice that contains (a) a description and the amount (the “Claimed Amount”) of any Damages incurred or suffered by the Indemnified Party, (b) a statement that the Indemnified Party is entitled to indemnification under Article X and a reasonable explanation of the basis therefore, and (c) a demand for payment by the Indemnifying Party.  Within 30 days after delivery of such written notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnifying Party of the Agreed Amount), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute as promptly as practicable.  If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of subsection (b) of this Section 12.9.

Section 12.10.  Bulk Sales Laws.  Each party hereby waives compliance with the provisions of any applicable “bulk sales,” “bulk transfer” or similar laws in connection with the sale of the Vessel.  Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred or suffered by the Purchaser Indemnified Parties as a result of any noncompliance with any such laws.

Section 12.11.  Headings.  Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Section 12.12.  Number and Gender.  Whenever the context of this Agreement requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of whatsoever gender shall be deemed to include and designate the masculine, feminine, or neuter gender.

Section 12.13.  Specific Performance.  Each party agrees that if any of the provisions of this Agreement were not performed by Purchaser, on the one hand, or Seller, on the other hand, in accordance with their specific terms or were otherwise breached by such parties, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the non-breaching party will be entitled to specific performance of the terms hereof.  Each parties waives any requirement for the posting of a bond in connection with any Action seeking specific performance; provided, however, that nothing herein will affect the right of any party to seek recovery against any party hereto, at law, in equity or otherwise, with respect to any covenants, agreements or obligations to be performed by such party after the Closing Date.

Section 12.14.  Entire Agreement; Integration.  This Agreement (including the Exhibits and Seller Disclosure Letter) and the Ancillary Agreements (a) constitute the entire agreement and understanding among the parties with respect to the subject matter contained herein, and (b) supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the parties with respect to such subject matter.

Section 12.15.  Several Obligations; Seller Recourse.  The obligations of Towing and Grand River hereunder are several (not joint) and Seller's recourse hereunder against Purchaser (as provided herein) shall be limited to only the entity (Towing or Grand River) which is, at the time of the relevant claim, the Purchaser hereunder.

IN WITNESS WHEREOF, each party has caused this Asset Purchase Agreement to be duly executed and delivered as of the date first written above.

LOWER LAKES TOWING LTD.

By: /s/ Joseph W. McHugh, Jr.
Name: Joseph W. McHugh, Jr.
Title: Vice President
GRAND RIVER NAVIGATION COMPANY, INC.

By: /s/ Joseph W. McHugh, Jr.
Name: Joseph W. McHugh, Jr.
Title: Vice President

U.S. UNITED OCEAN SERVICES, LLC
By: /s/ Walter Bromfield
Name: Walter Bromfield
Title: Senior Vice President, Finance

SCHEDULE A

Leased Equipment

1.      Satellite Antennae

2.      JRC Radio

3.      Remote Gateway

4.      Power Supply

5.      5 Port Switch

6.      Two Cellular Transmitters on A and C deck

1